ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

AZL® EMERGING MARKETS EQUITY INDEX FUND
(formerly, AZL Schroder Emerging Markets Equity Fund)

5701 Golden Hills Drive
Minneapolis, Minnesota 55416-1297
November 28, 2016
Dear Contract Owner:
We are sending you this information statement because you own a variable annuity contract or a variable life insurance policy issued by Allianz Life Insurance Company of North America or Allianz Life Insurance Company of New York. As a contract owner, you are an indirect participant in the Fund listed above. There is no action required on your part.
We want to inform you of a change affecting the Fund; the Board of Trustees of the Allianz Variable Insurance Products Trust approved a new subadviser and a new name for the Fund.
Effective October 14, 2016, BlackRock Investment Management, LLC serves as subadviser to the Fund, replacing Schroder Investment Management North America Inc., and the Fund was renamed "AZL Emerging Markets Equity Index Fund." The Board took this action on the recommendation of Allianz Investment Management LLC, the Fund's investment manager. The investment manager's recommendation was based on several factors, including:
•	The Fund's past performance;
•	The performance of the BlackRock portfolio management team in managing a strategy that is similar to the Fund;
•	The depth and experience of the BlackRock portfolio management team;
•	The reputation, philosophy, process, financial strength and resources of BlackRock; and
•	The fact that the Fund's shareholder fees and expenses will be reduced.
The Board took this action pursuant to an exemptive order received by the Trust and the manager from the U.S. Securities and Exchange Commission that permits the Board generally to approve a change in the Fund's subadviser, upon recommendation of the manager, without shareholder approval.
Please take the time to review the enclosed information statement which describes these changes to the Fund. We are not asking you for a proxy and you are requested not to send us a proxy. If you have any questions, please feel free to contact the Allianz Service Center at (800) 624-0197.

Sincerely,
Brian Muench
President
 Allianz Variable Insurance Products Trust

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
AZL® EMERGING MARKETS EQUITY INDEX FUND
(formerly, AZL Schroder Emerging Markets Equity Fund)
5701 Golden Hills Drive
Minneapolis, Minnesota 55416-1297

November 28, 2016

INFORMATION STATEMENT

INTRODUCTION
This information statement is being sent on behalf of the Board of Trustees (the "Board" or the "Trustees") of Allianz Variable Insurance Products Trust (the "Trust") by Allianz Life Insurance Company of North America and Allianz Life Insurance Company of New York (together, "Allianz") to owners of certain variable annuity contracts or variable life insurance policies ("Contracts") issued by Allianz.
At an in-person meeting held on June 14, 2016, the Board considered a recommendation by Allianz Investment Management LLC (the "Manager"), the investment manager to the AZL Schroder Emerging Markets Equity Fund (the "Fund"), to (a) approve a subadvisory agreement (the "BlackRock Agreement") between the Manager and BlackRock Investment Management, LLC ("BlackRock"), pursuant to which BlackRock would replace Schroder Investment Management North America Inc. ("Schroder") as subadviser to the Fund, and (b) change the name of the Fund to "AZL Emerging Markets Equity Index Fund." At the June 14 meeting, the Board voted unanimously to approve the BlackRock Agreement, which became effective as to the Fund on October 14, 2016. At the meeting, the Board reviewed materials furnished by the Manager pertaining to BlackRock and the BlackRock Agreement.
The Board approved the BlackRock Agreement without shareholder approval pursuant to an exemptive order issued to the Trust and the Manager by the U.S. Securities and Exchange Commission (the "SEC") on September 17, 2002 (the "Order"). The Order permits the Board, upon the recommendation of the Manager, to hire new subadvisers and to make certain other changes to existing subadvisory agreements, without obtaining shareholder approval.
Pursuant to the terms of the Order, this information statement is being provided to owners of Contracts who, by virtue of their ownership of the Contracts, beneficially owned shares of the Fund at the close of business on November 1, 2016. This information statement describes the circumstances surrounding the Board's approval of the BlackRock Agreement and provides you with an overview of the terms of the BlackRock Agreement. You do not need to take any action; this statement is provided for information only.

WE ARE NOT ASKING YOU FOR A PROXY,
 AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BACKGROUND INFORMATION

Allianz Variable Insurance Products Trust (the "Trust")
The Trust is a Delaware statutory trust of the series type organized under an Agreement and Declaration of Trust dated July 13, 1999, and is registered with the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. The Trust is comprised of 23 separate investment portfolios, including the Fund, each of which is, in effect, a separate mutual fund.
Shares of the Fund are available for certain Contracts that offer the Fund as an investment option. In addition, the Allianz Variable Insurance Products Fund of Fund Trust (the "FOF Trust") may invest in shares of the Fund. Class 2 shares of the Fund are subject to a 12b-1 distribution fee in the amount of 0.25% of average daily net assets.
The Trust and the FOF Trust currently offer their shares only to one or more separate accounts of Allianz as funding vehicles for the Contracts issued by Allianz through the separate accounts. The Trust does not offer its shares directly to the public. Each separate account, like the Trust, is registered with the SEC as an investment company, and a separate prospectus, which accompanies the prospectus for the Trust, describes the Contracts issued through the separate accounts.
Administrator and Principal Underwriter
Citi Fund Services Ohio, Inc. ("CFSO"), whose principal location is 3435 Stelzer Road, Columbus, Ohio 43219, serves as administrator and fund accountant to the Fund pursuant to a Services Agreement dated January 1, 2015, as amended. Services provided by CFSO include providing office space, equipment, and clerical personnel to the Fund and supervising custodial, auditing, valuation, bookkeeping, and dividend disbursing services.
Allianz Life Financial Services, LLC ("ALFS"), whose principal business address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416, serves as the Fund's principal underwriter. ALFS is affiliated with the Manager.
ALFS receives 12b‑1 fees directly from the Class 2 shares of the Fund, plus a Trust-wide annual fee of $42,500, paid by the Manager from its profits and not by the Trust, for recordkeeping and reporting services. For the fiscal year ended December 31, 2015, the Fund paid ALFS $516,502 in 12b-1 fees.
Pursuant to separate agreements between the Fund and the Manager, the Manager provides a Chief Compliance Officer ("CCO") and certain compliance oversight and filing services to the Trust. Under these agreements the Manager is entitled to an amount equal to the portion of the compensation and certain other expenses related to the individuals performing the CCO and compliance oversight services, as well as $100.00 per hour for time incurred in connection with the preparation and filing of certain documents with the Securities and Exchange Commission. The fees are paid to the Manager on a quarterly basis. For the fiscal year ended December 31, 2015, the Fund paid the Manager administrative and compliance service fees of $3,404.
Allianz Investment Management LLC (the "Manager")
The Manager serves as the Trust's investment manager pursuant to an investment management agreement originally approved by the Board on April 11, 2001 (the "Management Agreement"). Pursuant to a subadvisory agreement dated May 1, 2007, as amended, between the Manager and Schroder (the "Schroder Agreement"), Schroder served as the Fund's subadviser until BlackRock began serving as the Fund's subadviser on October 14, 2016.
The Fund's initial sole shareholder, Allianz Life Insurance Company of North America, approved the Management Agreement and a Subadvisory Agreement between the Manager and the Fund's initial subadviser, OppenheimerFunds, Inc., with respect to the Fund on April 28, 2006. Because the Fund's initial sole shareholder approved the Management Agreement and the Fund's initial subadvisory agreement, it has not been necessary for the Fund subsequently to seek shareholder approval of the subadvisory agreements.
The Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Manager is a wholly owned subsidiary of Allianz Life Insurance Company of North America, and its principal business address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416. The Manager is an indirect wholly-owned subsidiary of Allianz SE, one of the world's largest insurance and financial services companies. Allianz SE is headquartered in Munich, Germany and has operations in more than 70 countries. As of December 31, 2015, Allianz SE had third-party assets under management of $1.92 trillion. In North America, Allianz SE subsidiaries are engaged in the life insurance, property/casualty insurance, broker-dealer, banking, investment adviser, and mutual fund businesses.

The Manager is responsible for the overall management of the Trust and, for funds which are subadvised, such as the Fund, for retaining subadvisers to manage the assets of each fund according to its investment objective and strategies. The Manager has engaged one or more subadvisers for each subadvised fund of the Trust to act as each fund's investment subadviser and provide day-to-day portfolio management. As part of the Manager's duties to recommend and supervise fund subadvisers, the Manager is responsible for communicating performance expectations to the subadviser, evaluating the subadviser, and recommending to the Board whether the subadviser's contract with the Trust should be renewed, modified, or terminated. The Manager regularly provides written reports to the Board describing the results of its evaluation and monitoring functions.
Effective October 14, 2016, the Fund pays the Manager a fee at an annual rate of 0.85% based on average daily net assets, computed daily and paid monthly, for the services provided and expenses assumed by the Manager pursuant to the Management Agreement. The Manager periodically may elect to voluntarily waive or limit all or a portion of its fee with respect to the Fund in order to increase the net income of the Fund available for distribution as dividends. In this regard, the Manager has agreed to reduce to 0.45% the fee it collects from the Fund, through at least April 30, 2018. In addition, the Manager has entered into a separate agreement (the "Expense Limitation Agreement") with the Fund pursuant to which the Manager has agreed to waive or limit its fees and to assume other expenses to the extent necessary to limit the Fund's total annual fund operating expenses, as a percentage of average daily net assets, to 0.85%, with respect to Class 1 shares, and 1.10%, with respect to Class 2 shares, through at least April 30, 2018.
Section 15(a) of the 1940 Act generally requires that a majority of a fund's outstanding voting securities approve any subadvisory agreement for the Fund. However, the Order permits the Board generally to approve a change in the Fund's subadviser, or to make certain other changes to existing subadvisory agreements, upon the recommendation of the Manager, without shareholder approval. Pursuant to the Order, the Manager may change subadvisers or make certain other changes to existing subadvisory agreements without imposing the costs and delays of obtaining shareholder approval.
Investment Subadviser
Replacement of Schroder with BlackRock
At the meeting held on June 14, 2016, the Board considered a recommendation by the Manager to (a) approve a subadvisory agreement between the Manager and BlackRock, whereby BlackRock would replace Schroder as subadviser to the Fund, and (b) change the name of the Fund to "AZL Emerging Markets Equity Index Fund." At the June 14 meeting, the Board reviewed materials furnished by the Manager pertaining to BlackRock and the BlackRock Agreement and voted unanimously to approve the BlackRock Agreement, with respect to the Fund, at an effective date to be selected by officers of the Trust. The BlackRock Agreement became effective as to the Fund on October 14, 2016.
BlackRock has its principal offices at 1 University Square Drive, Princeton, NJ 08540. BlackRock is a wholly-owned, indirect subsidiary of BlackRock, Inc., one of the largest publicly traded investment management firms in the United States having, together with its affiliates, approximately $4.64 trillion in assets under management as of December 31, 2015.  BlackRock, Inc. is an affiliate of The PNC Financial Services Group, Inc.
The names and principal occupations of the directors and principal executive officer of BlackRock at November 1, 2016, are set forth in the following table. The address of each such individual with respect to the individual's position at BlackRock is the address of BlackRock provided above.
Name	Principal Occupation
Robert Steven Kapito	Director; President
Charles Choon Sik Park	Director; Chief Compliance Officer
Gary Stephen Shedlin	Director; Chief Financial Officer
Laurence Douglas Fink	Director; Chief Executive Officer
Matthew Jonathan Mallow	Director; General Counsel
Robert Lawrence Goldstein	Director; Chief Operating Officer

The portfolio managers for the Fund since October 14, 2016, are: Greg Savage, CFA, Managing Director, Alan Mason, Managing Director, Jennifer Hsui, CFA, Managing Director, Creighton Jue, Managing Director, and Rachel Aquirre, Director.
Greg Savage has been associated with BlackRock since 2009, and previously was a Principal of Barclays Global Investors (BGI) from 2007 to 2009 and an Associate of BGI from 1999 to 2007.
Alan Mason is head of BlackRock's Americas Beta Strategies Portfolio Management team, which combines BlackRock's index equity and index asset allocation functions. He is a member of BlackRock's Beta Strategies and U.S. Defined Contribution leadership teams as well as the BlackRock's Human Capital Committee. Prior to this role, he led the Beta Strategies Global Index Asset Allocation team. Mr. Mason's service with the BlackRock dates back to 1991, including his years with Barclays Global Investors (BGI), which merged with BlackRock in 2009. At BGI, Mr. Mason served as head of portfolio management and strategy for U.S. transitions, strategist for the Global Index and Markets Group, head of U.S. Asset Allocation, and most recently as head of Global Portfolio Management, Client Solutions. Mr. Mason has led three key growth efforts: developing the U.S. transition capability from a service to a business, growing the key asset allocation product for the BlackRock's U.S. DC platform, LifePath, and building the foundation for key dimensions of the BlackRock's rapidly growing solutions business. Mr. Mason earned a BA in music from Baylor University in 1983, summa cum laude, an MA in musicology from the University of Louisville in 1989, with honors, and an MA in ethnomusicology from University of California Berkeley in 1991. In the same year that Mr. Mason became head of portfolio management for BGI's transitions business, he was advanced to Ph.D. candidacy in ethnomusicology at UC Berkeley, having completed all coursework for the degree and comprehensive doctoral oral examinations with distinction.
Jennifer Hsui is a member of BlackRock's Index Equity team, currently leading the team responsible for the emerging markets iShares funds. Ms. Hsui's service with the firm dates back to 2006, including her years with Barclays Global Investors (BGI), which merged with BlackRock in 2009. At BGI, she led the team responsible for the domestic institutional equity index funds. Prior to joining BGI, she worked as an equity research analyst covering the medical devices industry at RBC Capital Markets. Ms. Hsui earned a BS degree in economics and biology from the University of California, Berkeley, in 1997.
Creighton Jue, CFA, Managing Director, is Head of BlackRock's Alternative Beta Strategies team, part of Beta Strategies. He is responsible for managing BlackRock's Index Plus strategies, currency hedge products and derivative overlay mandates. Mr. Jue's service with the firm dates back to 2000, including his years with Barclays Global Investors (BGI), which merged with BlackRock in 2009. At BGI, he was responsible for BGI's institutional developed international market index funds. Prior to joining BGI, he was a senior portfolio manager at Mellon Capital Management where he managed index and enhanced index portfolios in the domestic and international markets. Mr. Jue earned a BA degree in economics from University of California, Irvine, in 1992.
Rachel M. Aguirre, Director and Senior Portfolio Manager, leads the Developed Markets Institutional Index Equity team. She is responsible for overseeing the management of developed market index equity portfolios for institutional clients within Beta Strategies. Mrs. Aguirre's service with the firm dates back to 2005, including her years with Barclays Global Investors (BGI), which merged with BlackRock in 2009. At BGI she was a Portfolio Manager in the Index Equity Group, where she managed index and enhanced index portfolios for institutional clients. Prior to this, she was a Portfolio Manager and Strategist in BGI's Fixed Income Group, focusing on Liability Driven Investing (LDI). Mrs. Aguirre earned a BS degree in Mathematics from the College of Creative Studies at UC Santa Barbara in 2003. She earned a MS in Financial Mathematics from Stanford University in 2004.
No person who is an officer or trustee of the Trust is an officer, employee, or director of BlackRock.
BlackRock currently serves as investment subadviser for the following fund, which is registered with the SEC under the 1940 Act and has an investment objective and principal investment strategies substantially similar to the investment objective and principal investment strategies of the Fund:

Fund	Rate of Subadvisory Fee	Management Fee Waiver or Expense Reimbursement	Net Assets at November 1, 2016
CONFIDENTIAL 1940 Act BlackRock Subadvised Mutual Fund1	0.10%	n/a	$101,739,191

INVESTMENT SUBADVISORY AGREEMENT
Information Concerning the BlackRock Agreement
The BlackRock Agreement is materially the same as the Schroder Agreement and requires BlackRock to perform essentially the same services as provided previously by Schroder. Accordingly, the Fund will receive subadvisory services from BlackRock that are substantially the same as those provided by Schroder.
The BlackRock Agreement provides that, subject to supervision by the Manager and the Board, BlackRock shall have discretion to manage the investment of the Fund's assets in accordance with the applicable limits and requirements set forth in (i) the Fund's prospectus and statement of additional information, (ii) instructions and directions of the Manager and the Board, (iii) the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations, (iv) the procedures and standards established in accordance with the Management Agreement to the extent communicated to BlackRock, and (v) any of BlackRock's policies and procedures as communicated to the Fund or the Manager.
BlackRock is responsible to vote, or abstain from voting, all proxies with respect to companies whose securities are held by the Fund in accordance with BlackRock's proxy voting guidelines and procedures.
BlackRock selects the broker-dealers (including broker-dealers affiliated with the Manager or BlackRock) through which the Fund will place investment orders in accordance with BlackRock's policies and procedures as in effect from time to time, provided that such orders are consistent with the brokerage policy set forth in the Fund's Prospectus and Statement of Additional Information, or approved by the Board, and such orders conform to federal securities laws and are consistent with BlackRock's responsibility to seek best execution. In assessing the best execution available for any transaction, BlackRock may, to the extent permitted by applicable law, consider the research and other services provided by, and the financial responsibility of, the broker-dealer.
When BlackRock deems the purchase or sale of a security to be in the best interest of the Fund as well as one or more of its other clients, BlackRock, as permitted by applicable law, may (but is not obligated to) aggregate the securities to be sold or purchased. In such event, BlackRock will allocate such securities, as well as the expenses incurred in the transaction, in a manner BlackRock considers to be equitable and consistent with its fiduciary obligations to the Fund and to its other clients and with BlackRock's policies and procedures in effect from time to time.
BlackRock will maintain such books and records as are required under the 1940 Act and as are necessary for the Manager to meet its record keeping obligations and will provide the Board with such periodic and special reports as may reasonably be requested by the Board or the Manager from time to time.
The BlackRock Agreement permits BlackRock to employ, delegate or associate itself with other persons to assist BlackRock in performing its obligations under the BlackRock Agreement, provided that any delegation is permitted by law, is done with prior written notice to the Manager, and does not result in any such person serving as an "investment adviser" to a Fund within the meaning of the 1940 Act. BlackRock remains liable to Manager for the performance of its obligations under the BlackRock Agreement and for any acts or omissions of such other person.
The BlackRock Agreement provides that BlackRock is not liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, the Manager or any shareholder of the Fund for the services which BlackRock may render or fail to render under the BlackRock Agreement (or any other act or omission of BlackRock), except that BlackRock may be liable (i) by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations

1 Because this fund has a multi-manager strategy (more than one subadviser) and relies on exemptive relief from the SEC, information concerning the subadvisory fees the fund pays to BlackRock is not made public.

and duties under the BlackRock Agreement, or (ii) to the extent otherwise provided in the Securities Act of 1933, the 1940 Act or the Advisers Act.
The BlackRock Agreement provides for an initial term of two years from the date of execution. Thereafter, the BlackRock Agreement may be renewed for successive periods of 12 months each with respect to the Fund, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.
The BlackRock Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days' written notice to BlackRock. The Manager may terminate the BlackRock Agreement, without payment of any penalty, (i) upon 60 days' written notice to BlackRock; (ii) upon any uncured material breach by BlackRock of any representations and warranties in the Agreement; or (iii) immediately if, in the reasonable judgment of the Manager, BlackRock becomes unable to discharge its duties and obligations under the Agreement. BlackRock may terminate the Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to the Manager; or (2) upon any uncured material breach by the Manager of any representations and warranties in the Agreement. The BlackRock Agreement also terminates automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.
BlackRock's services under the BlackRock Agreement are not exclusive. BlackRock is permitted to provide the same or similar services to other clients.
The BlackRock Agreement provides that for the services provided and the expenses assumed by BlackRock, the Manager (out of its fees received from the Fund under the Management Agreement) will pay BlackRock a fee based on average daily net assets of 0.10% on the first $300 million and 0.08% on all assets over $300 million. The Schroder Agreement provided for subadvisory fees at the rate of 0.60% on all assets.
Advisory and Subadvisory Fees
For the fiscal year ended December 31, 2015, the Manager earned $2,842,187 from the Fund under the Management Agreement. No expenses were waived under the Expense Limitation Agreement during the period. No prior expenses waived by the Manager under the Expense Limitation Agreement were recouped during the period.
For the fiscal year ended December 31, 2015, Schroder received $1,484,131 for subadvisory services to the Fund. If the BlackRock Agreement had been in effect during the same period, BlackRock would have received $230,915 for subadvisory services to the Fund. The amount that would have been paid to BlackRock during that period is 84.4% less than the amount received by Schroder for the same period.
Board Consideration of the BlackRock Agreement
At the in-person meeting held on June 14, 2016, the Board considered the Manager's recommendation that BlackRock replace Schroder as the Fund's subadviser. At the meeting, the Board reviewed materials furnished by the Manager pertaining to BlackRock and the BlackRock Agreement and unanimously approved the BlackRock Agreement, which became effective as to the Fund October 14, 2016.
The Manager, as investment manager of all of the outstanding series of the Trust, is charged with researching and recommending subadvisers for the subadvised funds of the Trust, including the Fund. The Manager has adopted policies and procedures to assist it in analyzing each subadviser with expertise in a particular asset class for purposes of making the recommendation that a specific subadviser be selected. The Board reviews and considers the information provided by the Manager in deciding which investment advisers to approve. After an investment adviser becomes a subadviser, a similarly rigorous process is instituted by the Manager to monitor and evaluate the investment performance and other responsibilities of the subadviser. As part of its ongoing obligation to monitor and evaluate the performance of the Fund's subadviser, the Manager reviewed and evaluated Schroder's management of the Fund, with a focus on the Fund's investment performance in relation to its benchmark.
The Board, including a majority of the independent Trustees, with the assistance of independent counsel to the independent Trustees, considered whether to approve the BlackRock Agreement for the Fund in light of its experience in governing the Trust and working with the Manager and the subadvisers on matters relating to the mutual funds that are outstanding series of the Trust. The independent Trustees are those Trustees who are not "interested persons" of the Trust within the meaning of the 1940 Act, and are not employees of or affiliated with the

Fund, the Manager, Schroder or BlackRock. At least annually, the Board receives from experienced counsel who are independent of the Manager a memorandum discussing the legal standards for the Board's consideration of proposed investment advisory or subadvisory agreements. In its deliberations, the Board considered all factors that the Trustees believed were relevant. The Board based its decision to approve the BlackRock Agreement on the totality of the circumstances and relevant factors, and with a view to past and future long-term considerations. The Board approved the termination of the Schroder Agreement and determined that the BlackRock Agreement was reasonable and in the best interests of the Fund, and approved BlackRock as the Fund's new subadviser. The Board's decision to approve the BlackRock Agreement reflects the exercise of its business judgment on whether to approve new arrangements and continue existing arrangements. In reaching this decision, the Board did not assign relative weights to factors discussed herein, or deem any one or group of them to be controlling in and of themselves.
A rule adopted by the SEC under the 1940 Act requires a discussion of certain factors relating to the selection of investment managers and subadvisers and the approval of advisory and subadvisory fees. The factors enumerated by the SEC in the rule are set forth below in italics followed by the Board's conclusions regarding each factor.
(1) The nature, extent, and quality of services provided by the Subadviser. In deciding to approve BlackRock, the Board considered the reputation, financial strength and resources of BlackRock, and the experience and reputation of its portfolio management team to be involved with the Fund. The Board also considered BlackRock's investment philosophy and process, particularly in the area of equity index funds. The Board determined that, based upon the Manager's report, the proposed change to BlackRock as the subadviser likely would benefit the Fund and its shareholders.
In reviewing various other matters, the Board concluded that BlackRock was a recognized firm capable of competently managing the Fund; that the nature, extent and quality of services that BlackRock could provide were at a level at least equal to the services provided by Schroder; that the services contemplated by the BlackRock Agreement are substantially the same as those provided under the Schroder Agreement; that the BlackRock Agreement contains provisions generally comparable to those of other subadvisory agreements for other mutual funds; that BlackRock is staffed with qualified personnel and has significant research capabilities; and that the investment performance of BlackRock in managing a similar fund, as discussed below, is at least satisfactory.
(2) The investment performance of BlackRock. The Board received information about the performance of a BlackRock separate account utilizing the emerging markets equity index strategy. The performance information presented to the Board, which covered the nine years ending December 31, 2015, reflected the Fund's fee structure, and included performance versus a benchmark (the MSCI Emerging Markets Index) and performance rankings relative to a peer group of comparable emerging markets funds. The Board also received information regarding returns, risk, standard deviation, and tracking error for the five years ending December 31, 2015. The Board noted that the performance of the BlackRock emerging markets equity index strategy was satisfactory and consistent with the Fund's investment objective to seek to match the performance of the MSCI Emerging Markets Index as closely as possible.
(3) The costs of services to be provided and profits to be realized by BlackRock from its relationship with the Fund. The Board compared the fee schedule in the BlackRock Agreement to the fee schedule in the Schroder Agreement. The Board noted that the fee schedule in the BlackRock Agreement is lower than the fee schedule in the Schroder Agreement, as set forth under "Information Concerning the BlackRock Agreement," above. The Board noted that the fee schedule in the BlackRock Agreement was the result of arm's-length negotiation between the Manager and BlackRock. The Manager also reported that the Fund's total expense ratio (which includes management fees and operating expenses) would be in the 50th percentile in the category of emerging market index funds. The Manager acknowledged that the size of the emerging markets index fund peer group, with only four other funds, was a challenge for comparability. The Board also reviewed information provided by BlackRock regarding its anticipated profitability for acting as subadviser to the Fund. Based upon its review, the Board concluded that the fees proposed to be paid to BlackRock were reasonable.
(4) and (5) The extent to which economies of scale would be realized as the Fund grows, and whether fee levels reflect these economies of scale. The Board noted that the fee schedule in the BlackRock Agreement contains breakpoints that reduce the fee rate on assets above $300 million, as described under "Information Concerning the BlackRock Agreement," above. The Board also noted that the Fund had approximately $172.2 million in net assets at December 31, 2015. The Board considered the possibility that BlackRock, or the Manager, may realize certain economies of scale as the Fund grows larger. The Board noted that in the fund industry as a whole, as well as among funds similar to the Fund, there is no uniformity or pattern in the fees and asset levels at which breakpoints, if any, apply. Depending on the age, size, and other characteristics of a particular fund and its manager's cost structure, different conclusions can be drawn as to whether there are economies of scale to be realized at any particular level of assets, notwithstanding the intuitive conclusion that such economies exist, or will be realized at some level of total assets. Moreover, because different managers have different cost structures and models, it is difficult to draw meaningful conclusions from the breakpoints that may have been adopted by other funds. The Board also noted that the advisory agreements for many funds do not have breakpoints at all.
The Trustees also noted that the fee schedule in the Management Agreement does not contain breakpoints that would reduce the fee rate as assets increase, as described under "Allianz Investment Management LLC (the "Manager")," above. However, the Manager has agreed to reduce the fee it collects from the Fund, through at least April 30, 2018, and to "cap" the Fund's expenses at certain levels, which could have the effect of reducing expenses as does advisory/subadvisory fee breakpoints. The Manager has committed to continue to consider the continuation of fee "caps" and/or additional advisory/subadvisory fee breakpoints as the Fund grows larger. The Board receives quarterly reports on the level of Fund assets. The Board reapproved the BlackRock Agreement at a meeting held on October 25, 2016, and expects to consider again whether or not to reapprove the BlackRock Agreement at a meeting to be held prior to December 31, 2017, and will at that time, or prior thereto, consider: (a) the extent to which economies of scale can be realized, and (b) whether the subadvisory fee schedule should be modified to reflect such economies of scale, if any.
Having taken these factors into account, the Trustees concluded that the fee schedule in the BlackRock Agreement was acceptable.
Brokerage Transactions
During the fiscal year ended December 31, 2015, the Fund paid aggregate brokerage fees of $287,565.
Affiliated Brokerage Commissions
During the fiscal year ended December 31, 2015, the Fund paid no commissions to any Affiliated Broker. As defined in rules under the Securities Exchange Act of 1934, an "Affiliated Broker" is a broker that is affiliated with the Fund, the Manager, or the subadviser.
RECORD OF OUTSTANDING SHARES
The number of shares of the Fund outstanding at the close of business on November 1, 2016, is listed in the table below.
The officers and trustees of the Trust cannot directly own shares of the Fund and they cannot beneficially own shares of the Fund unless they purchase Contracts issued by Allianz. At November 1, 2016, the officers and trustees of the Trust as a group beneficially owned less than one percent of the outstanding shares of the Fund.
To the best knowledge of the Fund, no person other than Allianz owned, of record or beneficially, 5% or more of the outstanding shares of the Fund at November 1, 2016. Information relating to direct ownership in the Fund by Allianz is provided below:

	At November 1, 2016
Fund	Shares Outstanding	Allianz Life Insurance Company of North America (Shares / Percent of Shares Outstanding)	Allianz Life Insurance Company of New York (Shares / Percent of Shares Outstanding)	FOF Trust (Shares / Percent of Shares Outstanding)
AZL Emerging Markets Equity Index Fund	41,165,821.37	21,010,212.26 / 51.04%	946,245.34 / 2.30%	19,209,363.78 / 46.66%
REPORTS AVAILABLE
Upon request, the Fund will furnish to Contract owners, without charge, a copy of its most recent annual report to shareholders and semi-annual report to shareholders. Such requests should be directed to Allianz VIP Trust, 3435 Stelzer Road, Columbus, Ohio 43219, if made by mail, and to 800-624-0197, if made by telephone.
To reduce expenses, only one copy of this Information Statement or the Trust's annual report and semi-annual report, if available, may be mailed to households, even if more than one person in a household is a shareholder. To request additional copies of this information statement or the annual report or semi-annual report, or if you have received multiple copies but prefer to receive only one copy per household, please call the Trust at the above telephone number. If you do not want the mailing of these documents to be combined with those for other members of your household in the future, please contact the Trust at the above address or phone number.
SHAREHOLDER PROPOSALS
The Trust is not required to hold annual meetings of shareholders. Since the Trust does not hold regular meetings of shareholders, the anticipated date of the next meeting of shareholders cannot be provided. Any shareholder proposal that may properly be included in the proxy solicitation material for a meeting of shareholders must be received by the Trust no later than 120 days prior to the date proxy statements are mailed to shareholders.